Exhibit 2.1

AMENDMENT NO. 2 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Second Amendment”) dated as of December 6, 2011 (the “Effective Date”) is entered into by and among MobileBits Holdings Corporation, a Nevada corporation (the “Parent”), MB Pringo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Merger Sub”), and Pringo, Inc., a Delaware corporation (the “Company”).

Recitals

WHEREAS, Parent, the Merger Sub and the Company entered into that certain Agreement and Plan of Merger, dated June 23, 2011(the “Original Agreement”), as amended by that certain Amendment No. 1 to  the Original Agreement dated as of October 3, 2011 (the “First Amendment” and, together with the Original Agreement, the “Amended Agreement”), pursuant to which the Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of the Original Agreement and pursuant to the applicable provisions of the Delaware General Corporation Law (“Delaware Law”);

WHEREAS, Section 2.2   of the Amended Agreement provides that, prior to the Effective Time, each unexercised and unexpired option under any stock option plan of the Company or any other plan, agreement or arrangement, whether or not then exercisable shall be assumed by Parent.

WHEREAS, the parties desire that, Section 2.2 be amended and restated to provide that, upon the exercise of each unexercised and unexpired option under any stock option plan of the Company each Company option holder shall be entitled to receive Parent common stock instead of Company common stock; and

WHEREAS, Section 5.9(c) of the Amended Agreement provides that, prior to the Closing, Parent shall enter into an employee stock option plan such that the conversion of the outstanding Company options into Parent options will qualify under Section 424 of the Internal Revenue Code.

WHEREAS, the parties desire that, Section 5.9(c) be amended and restated to provide that, within 15 months after the Effective Time, Parent shall adopt an employee stock option plan; and

WHEREAS, an amendment of the Amended Agreement requires the approval of Parent, the Merger Sub and the Company by an instrument in writing signed on behalf of each of the parties;

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto agree as follows:

Agreement

Section 1. Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Amended Agreement.

Section 2. Amendment to Amended Agreement.

(a) Section 2.2 of the Amended Agreement is hereby amended and restated in its entirety as follows:

 “2.2   Stock Options.  Eeach unexercised and unexpired option to purchase Company Common Stock then outstanding (“Company Option”) under any stock option plan of the Company or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable, as set forth in Section 2.2 of the Company Disclosure Schedule (defined in Article IV), will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan, if any, pursuant to which the Company Option was issued and any option agreement between the Company and the optionee with regard to the Company Option immediately prior to the Effective Time, except that (i) each Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing (A) the per share exercise price under such Company Option by (B) the Exchange Ratio rounded up to the nearest whole cent.  Parent and the Company shall take any actions and provide any notices as may be necessary to effectuate the foregoing.

(b) Section 5.9(c) of the Amended Agreement is hereby amended and restated in its entirety as follows:

“(c)            Within 15 months after the Effective Time, Parent will adopt an employee stock option plan.”

Section 3. Ratifications; Inconsistent Provisions. Except as otherwise expressly provided herein, the Amended Agreement, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date, all references in the Amended Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Amended Agreement shall mean the Amended Agreement as amended by this Second Amendment.  Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Amended Agreement and this Second Amendment, the provisions of this Second Amendment shall control and be binding.

Section 4. Counterparts. This Second Amendment may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Second Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT MOBILEBITS HOLDINGS CORPORATION

By:	/s/ Walter Kostiuk
Name:	Walter Kostiuk
Title:	Chief Executive Officer

MERGER SUB MB PRINGO MERGER SUB, INC.

By:	/s/ Walter Kostiuk
Name:	Walter Kostiuk
Title:	Chief Executive Officer

COMPANY PRINGO, INC.

By:	/s/ Majid Abai
Name:	Majid Abai
Title:	Chief Executive Officer

[Signature Page to the Second Amendment]